Exhibit 2.1.6

[***]      CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Backend Foundry A G R E E M E N T

between

TriQuint Semiconductor, Inc., 2300 NE Brookwood Parkway, Hillsboro, OR 97124

- hereinafter referred to as “CUSTOMER” -

and

Infineon Technologies Aktiengesellschaft, München, Federal Republic of Germany

-                    hereinafter referred to as “SUPPLIER” -

- CUSTOMER and SUPPLIER are hereinafter referred to as “PARTY” or “PARTIES” -

Preamble

WHEREAS CUSTOMER is taking over SUPPLIER’s Gallium Arsenide (GaAs) business. The CUSTOMER will transfer wafer processes and device manufacturing to its own fabrication line to the United States, but does not presently plan to operate its own package lines for such devices.

WHEREAS the SUPPLIER has mass production package and test facilities for its own products suited also for packaging and testing CUSTOMER’s GaAs—products.

WHEREAS CUSTOMER intends to procure from SUPPLIER package and test foundry services for certain Gallium Arsenide devices and SUPPLIER is willing to offer such services.

WHEREAS,  for their mutual benefit, the PARTIES seek to secure the supply, to improve the planning, and to ensure delivery on time.

NOW THEREFORE in consideration of the above, the PARTIES agree to the following terms and conditions:

Article 1 — Definitions

1.1                              “DEVICES” shall mean the integrated circuits as specified in Schedule 1 and delivered by CUSTOMER for processing by SUPPLIER.

1.2                              “CONTRACT PRODUCTS” shall mean DEVICES processed by SUPPLIER according to PROCESSING SPECIFICATION and packed according to the PACKING SPECIFICATION. Types of CONTRACT PRODUCTS are specified in Schedule 1. CONTRACT PRODUCTS do not include prototypes. Prototypes shall mean a preliminary version of a future CONTRACT PRODUCT.

1.3                              “PACKING SPECIFICATION” shall mean the specification and documentation according to which the CONTRACT PRODUCTS shall be packed by SUPPLIER, an example of which is attached hereto as Schedule 2. SUPPLIER has provided all of the respective specifications and documentation relating to each CONTRACT PRODUCT prior to the date of this AGREEMENT, or prior to the date of any purchase order for the CONTRACT PRODUCT.

1.4                              “PROCESSING SPECIFICATION” shall mean the specification and documentation prepared by SUPPLIER for each particular CONTRACT PRODUCT, an example of which is shown in attached hereto as Schedule 3 A.  The PROCESSING SPECIFICATION for a CONTRACT PRODUCT shall also include the statement of expectations that has been prepared by CUSTOMER with respect to each CONTRACT PRODUCT, which CUSTOMER shall reference in its purchase orders placed under this AGREEMENT.  An example of CUSTOMER’s statement of expectations is shown in Schedule 3 B.  The PARTIES have exchanged all of their respective specifications, documentations, and statements of expectations relating to each CONTRACT PRODUCT prior to the date of this AGREEMENT, or prior to the date of any purchase order for the CONTRACT PRODUCT.  The PARTIES agree that in the event of a conflict between this AGREEMENT and a statement of expectations delivered by CUSTOMER to SUPPLIER as part of the PROCESSING SPECIFICATION, this AGREEMENT controls.

1.5                              “REQUIREMENTS FOR QUALITY ASSURANCE” shall mean the quality requirements attached hereto as Schedule 4.

1.6                              “CUSTOMER INFORMATION” shall mean all such technical information as well as know-how and software (which are given orally, in writing or in other tangible forms) as necessary for the processing of DEVICES and available at CUSTOMER, which technical information and know-how CUSTOMER will submit to SUPPLIER according to the provisions of this AGREEMENT.

1.7                              “SPECIAL TOOLING” shall mean CUSTOMER specific tools, in accordance with PROCESSING SPECIFICATIONS, suitable and to be used exclusively for the processing of CONTRACT PRODUCTS.

1.8                              “SUBSIDIARY” shall mean a corporation, company of entity:

•                                          of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) more than fifty percent (50%) are, now or hereafter, owned of controlled, directly or indirectly, by a PARTY hereto, or

•                                          which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decision for such corporation, company or other entity is, now or hereafter, owned or controlled, directly or indirectly, by a PARTY hereto.

Article 2 — Scope of Work

2.1                                Subject to the terms and conditions of this AGREEMENT SUPPLIER shall - in accordance with and under use of the PROCESSING SPECIFICATION - process DEVICES and pack the processed DEVICES according to the PACKING SPECIFICATION.

2.2                                SUPPLIER shall deliver CONTRACT PRODUCTS labeled according to CUSTOMER’s specifications in SUPPLIER’s standard packing according to the PACKING SPECIFICATION.

2.3                                SUPPLIER shall purchase the material necessary for the processing of DEVICES in accordance with the PROCESSING SPECIFICATION.

2.4                              The work to be performed by SUPPLIER according to Art. 2.1 above shall be primarily done at SUPPLIER’s facilities in [***]. SUPPLIER may change to any other facility according to needs, provided that SUPPLIER has previously delivered appropriate qualification data to CUSTOMER that is reasonably acceptable to CUSTOMER. In this case, SUPPLIER shall inform CUSTOMER in writing at least 30 days in advance.

2.5                                SUPPLIER will provide reports and data as set out in Schedule 5.

2.6                                Both PARTIES will nominate a contact person responsible for logistics and technical issues.

2.7                                From time to time during the term of this Agreement, the PARTIES by mutual agreement will specify additional types of CONTRACT PRODUCTS (by amending Schedule 1), and their respective PACKING SPECIFICATIONS - and PROCESSING SPECIFICATIONS, specifically including products that are currently prototypes.

Article 3 — Delivery of DEVICES by CUSTOMER

3.1                              CUSTOMER shall deliver [***], the quantity of DEVICES - necessary to fulfil

SUPPLIER’s obligations - according to Incoterms 2000. The DEVICES shall always remain CUSTOMER’s property during processing and shipping.

3.2                                The DEVICES shall be unsawn and packed according to SUPPLIER’s present process of attaching thinned wafers to a glass substrate for transportation stability. SUPPLIER grants, with effect as of the effective date of this Agreement, to CUSTOMER and its SUBSIDIARIES, the [***] to all of SUPPLIER’s Intellectual Property Rights relating to the process of attaching thinned wafers to a glass substrate for transportation stability to use, make, have made, design, have designed, develop, maintain, import, export, sell, market, or otherwise dispose of CONTRACT PRODUCTS to be processed by SUPPLIER under this AGREEMENT.  For the purpose of this Art. 3.2, “Intellectual Property Rights” means any patents, patent applications, copyrights, know-how, inventions, discoveries, ideas, methods, processes, trade secrets and any other proprietary or confidential information, and any other intellectual property rights of any kind.

3.3                              Immediately on receipt of the DEVICES, SUPPLIER shall check whether they correspond to the quantity and type agreed and whether there is any outwardly visible transport damage or there are outwardly visible defects. If SUPPLIER discovers a defect during the inspections mentioned above it shall notify CUSTOMER of this and return such defective DEVICES to CUSTOMER. On written request of CUSTOMER SUPPLIER shall destroy the defective DEVICES and confirm the destruction in writing. All costs resulting from shipping or destruction of DEVICES shall be borne by CUSTOMER. If SUPPLIER discovers a defect at a later date, it shall notify this in the same way. Notifications of defects shall be made within one month of their discovery. SUPPLIER shall not be under any commitment to the CUSTOMER to make any more extensive inspections and notifications relating to DEVICES than those specified above.

Article 4 — Qualification Procedure

4.1                              Prior to the start of volume processing of each type of DEVICE or family of DEVICES, SUPPLIER shall process a mutually agreed quantity of prototypes of CONTRACT PRODUCTS. CUSTOMER will be charged for prototypes according to Schedule 6 B.

4.2                              CUSTOMER may perform a System Audit and Line Audit at the start of the processing of the CONTRACT PRODUCTS. Further regular audits will be carried out on CUSTOMER’S reasonable request.

Article 5 — CUSTOMER INFORMATION, equipment and SPECIAL TOOLING

5.1                                CUSTOMER shall provide SUPPLIER with all CUSTOMER INFORMATION required by SUPPLIER to fulfil its obligations arising of this AGREEMENT. CUSTOMER INFORMATION shall be submitted in English. Such CUSTOMER INFORMATION is subject to Art. 14.

5.2                              If CUSTOMER invests in equipment at SUPPLIER or if SPECIAL TOOLING has been charged to CUSTOMER directly, title to such equipment and SPECIAL TOOLING shall vest in CUSTOMER.

5.3                              SPECIAL TOOLING, which incorporates a design owned by SUPPLIER (e.g. leadframe tooling) will remain SUPPLIER’s ownership.

5.4                                SUPPLIER shall on request furnish information on certain SPECIAL TOOLING (specifically, and limited to, the [***] of single units) to CUSTOMER to permit CUSTOMER to tool (at CUSTOMER’s cost) the [***], and to permit any of CUSTOMER’s assembly subcontractors to use such SPECIAL TOOLING in the course of being an alternate source to CUSTOMER for CONTRACT PRODUCTS.

CUSTOMER shall destroy any such SPECIAL TOOLING that is no longer useful to use, make, have made, design, have designed, develop, maintain, import, export, sell, market, or otherwise dispose of CONTRACT PRODUCTS or future products developed by CUSTOMER using the same [***] as a CONTRACT PRODUCT.

5.5                              After the termination or completion of this AGREEMENT SUPPLIER will upon respective written request of CUSTOMER, allow CUSTOMER to remove equipment and SPECIAL TOOLING paid for by CUSTOMER. SUPPLIER shall further furnish a list of SPECIAL TOOLING which can be made available to CUSTOMER by special agreement.

5.6                                CUSTOMER shall bear the [***] of [***] of such equipment and SPECIAL TOOLING as mentioned in Article 5.4 and 5.5 ; each PARTY shall bear its [***] associated with such [***].

5.7                                For CONTRACT PRODUCTS tested on an [***], SUPPLIER shall deliver to CUSTOMER SUPPLIER’s [***].  For all other CONTRACT PRODUCTS, SUPPLIER shall consult with CUSTOMER and deliver to CUSTOMER SUPPLIER’s test plans, test parameters, test sequences, and any other similar test information that would be useful to CUSTOMER on CUSTOMER’s test equipment.  SUPPLIER shall also offer to [***] for all CONTRACT PRODUCTS to CUSTOMER at SUPPLIER’s cost.

5.8                                SUPPLIER grants, with effect as of the effective date of this Agreement, to CUSTOMER and its SUBSIDIARIES, the [***] to the specific SPECIAL TOOLING provided under Art. 5.4 and the test information provided under Art. 5.7 to use, make, have made, design, have designed, develop, maintain, import, export, sell, market, or otherwise dispose of CONTRACT PRODUCTS or future products developed by CUSTOMER using the [***] as a CONTRACT PRODUCT.

Article 6 — Quality Assurance

6.1                              Records of all production, process and quality inspection shall be kept complete and data retention period of such records shall be two (2) years.

6.2                              If during the term of this AGREEMENT caused by the DEVICES, the actual yield is below a minimum yield expectation given by the CUSTOMER as part of CUSTOMER INFORMATION SUPPLIER shall immediately inform CUSTOMER in writing and [***]. CUSTOMER and SUPPLIER will at [***] use their best efforts to analyze the situation and find a solution of the problem as soon as possible.

6.3                                With each delivery by SUPPLIER of CONTRACT PRODUCTS, SUPPLIER shall deliver lot history documentation to CUSTOMER in a form reasonably satisfactory to CUSTOMER.  At minimum, this lot history documentation shall record, for each of SUPPLIER’s process steps, the quantity in, the quantity out, and the date of processing.

Article 7 — Changes of Specifications

7.1                              In case CUSTOMER changes the specification of DEVICES, CUSTOMER shall inform SUPPLIER immediately in writing.

7.2                              If CUSTOMER asks for changes of the PROCESSING SPECIFICATION, or PACKING SPECIFICATION, SUPPLIER will promptly evaluate its consequences. SUPPLIER will inform CUSTOMER of the result of such evaluation in writing as soon as possible, and in no event more than [***] after CUSTOMER’s requested changes. The PARTIES shall discuss in good faith the timing and prices for such changes.

7.3                              SUPPLIER is entitled to [***] the CONTRACT PRODUCTS. If [***] affect [***] of the CONTRACT PRODUCTS [***], SUPPLIER shall inform CUSTOMER about the [***] in writing by sending a [***] notification (hereinafter referred to as “[***]”). CUSTOMER and SUPPLIER shall agree on a [***] requirements.

Latest [***] days before start of delivery of the [***] CONTRACT PRODUCTS SUPPLIER will hand over the [***] to CUSTOMER.

PROCESSING SPECIFICATION shall be changed according such [***].  If the [***] are [***] according to [***], SUPPLIER shall inform CUSTOMER about the [***] in writing [***] before implementing the changes.

7.4                                If the PROCESSING SPECIFICATION is changed SUPPLIER and CUSTOMER shall - on written request of CUSTOMER - perform a new Qualification Procedure according to Art. 4 above.

Article 8 — Purchase Orders, Forecast

8.1                                On the first day of each [***], CUSTOMER shall submit to SUPPLIER CUSTOMER’s most recent volume (by quantity) business outlook by package type and/or processing service.  The PARTIES acknowledge that CUSTOMER prepares its updated business outlook on or about   each [***], covering the subsequent 12 calendar months.

8.2                                Each [***], CUSTOMER shall submit to SUPPLIER a [***] rolling forecast showing forecast orders by CONTRACT PRODUCTS and/or package type. The [***] of the [***] forecast shall be filled with firm orders and binding in the quantity and CONTRACT PRODUCT mix. This mix can be changed not more than +/- [***]% in the [***] per CONTRACT PRODUCT (provided capacity is available).  Both PARTIES will make efforts to load the assembly and testing equipment smoothly, and in a way that is mutually beneficial.

8.3                              CUSTOMER shall order CONTRACT PRODUCTS on a [***] basis, by submitting written blanket Purchase Orders covering and referring to the volumes that will be given according to Art. 8.2. Purchase orders shall be deemed binding if accounting at least for minimum quantities given in Schedule 8 and not rejected by SUPPLIER within [***] upon receipt.

8.4                              On request of CUSTOMER SUPPLIER will make best effort to accept fast track orders (meaning orders for CONTRACT PRODUCTS to be delivered by SUPPLIER on cycle times  indicated in Schedule 7. SUPPLIER shall be entitled to charge [***] for fast track, provided SUPPLIER achieves the indicated fast track cycle times.

8.5                              For cancelled volumes in excess of [***] as defined in Art. 8.2, SUPPLIER may [***] CUSTOMER [***] to [***] given in Schedule 6.

Article 9 — Delivery of CONTRACT PRODUCTS

9.1                              CONTRACT PRODUCTS shall be delivered either EXW SUPPLIER’s distribution center [***] according to Incoterms 2000.

9.2                              CONTRACT PRODUCTS to be delivered under this AGREEMENT may be subject to governmental export regulations and therefore may be subject to the approval by the respective governmental authorities. Such approval, if necessary, shall be provided by SUPPLIER. CUSTOMER will support SUPPLIER to obtain the necessary approvals if requested by SUPPLIER.

Article 10 — Term of Delivery, Cycle Time, Default

10.1                        CONTRACT PRODUCTS will be assembled and tested with average cycle times according to Schedule 7, provided a sufficient number of processable and yielding DEVICES are available at the scheduled and agreed start of the assembly process.

This shall only apply if CONTRACT PRODUCTS do not fall under Art. 6.2 of this AGREEMENT.

10.2                        If any circumstances should arise, which could result in a delayed delivery to CUSTOMER by more than three days, SUPPLIER shall promptly notify CUSTOMER in writing.

10.3                        If SUPPLIER is in delay with deliveries for which he is responsible and if CUSTOMER substantiates that he has suffered damages due to the delay, CUSTOMER may claim per full week of delay liquidated damages of 0,5% of the price for processing of the CONTRACT PRODUCTS according to Art. 11 up to a maximum amount of 5% of such price.

10.4                        Subject to the condition that CUSTOMER claimed the maximum amount of liquidated damages as set forth in Art. 10.3 and set a reasonable time limit together with the statement to object the CONTRACT PRODUCTS after expiration of such time limit, CUSTOMER may cancel the relevant individual purchase contract without incurring any liability, if the CONTRACT PRODUCTS have not been delivered within said reasonable time limit. Such notice of cancellation has to be served without delay after expiration of the above mentioned time limit.

10.5                        Any further claims for damages or rights of CUSTOMER due to the delay shall be excluded.

Article 11 — Prices, Terms of Payment

11.1                        Prices for the Pre-Assembly (PAS), Assembly (ASS) and Testing (TST) are stated in Schedule 6 A and Schedule 6 B hereto.  For any additional types of CONTRACT PRODUCTS that the PARTIES specify under Art. 2.7 (“New Product”), if the New Product is in the same package family as a CONTRACT PRODUCT listed in Schedule 6 A or Schedule 6 B, then the prices for ASS services for the New Product shall be as shown in Schedule 6 A and Schedule 6 B for other CONTRACT PRODUCTS in the same package family.  The parties agree to negotiate commercially reasonable and competitive prices in good faith for PAS and TST services and for any other New Products.

11.2                        Payment shall be effected thirty (30) days net after receipt of CONTRACT PRODUCTS and the respective invoice from SUPPLIER.

11.3                        In case of any dispute arising out of an individual purchase contract, CUSTOMER shall in any case pay the undisputed part of the invoice related to such purchase contract according to the payment terms mentioned above.

11.4                        Invoices shall be addressed to:

TriQuint Semiconductor, Inc.
2300 NE Brookwood Parkway
Hillsboro, Oregon 97124
USA

or such other address as CUSTOMER may designate from time to time in its purchase orders or otherwise.

11.5                        The pricing scheme set forth in Schedule 6 A and Schedule 6 B shall be fixed for a period of 24 months beginning of Effective Date of the Sales and Transfer Agreement.

11.6                        If the volumes given in the business outlook exceed the maximum test capacities given in Schedule 6 A, the SUPPLIER will evaluate the consequences. SUPPLIER will inform CUSTOMER within twenty (20) working-days of the result of such evaluation in writing. The PARTIES shall discuss in good faith the prices and necessary investments associated with this request.

Article 12 — Warranty

12.1                          SUPPLIER shall deliver CONTRACT PRODUCTS which are free from any defects.

12.2                          The CONTRACT PRODUCTS are considered free from any defects, if they comply with the PROCESSING SPECIFICATION and REQUIREMENTS FOR QUALITY ASSURANCE attached to this AGREEMENT. Notwithstanding the foregoing, SUPPLIER shall not be responsible

(a)                                  for insignificant defects, including but without limitation any defects that do not affect the use of the CONTRACT PRODUCT intended by CUSTOMER,

(b)                                 for any non reproducible computer bugs and

(c)                                  for defects arising out of DEVICES, parts, software or other material or instructions provided by CUSTOMER.

12.3                          SUPPLIER shall at its sole discretion repair or replace the non-compliant CONTRACT PRODUCTS. In case these corrective actions fail within a reasonable period of time, CUSTOMER is entitled to request price reduction or to cancel the relevant portion of the Purchase Order and request SUPPLIER to reimburse the purchase price; the claim for performance shall then be excluded.

12.4                          The warranty period shall be twenty-four (24) months starting on the date the risk of loss or damage has passed onto CUSTOMER according to Art. 9.1. In the case of yield loss beyond ordinary yield fluctuations caused by the chips and/or the assembly and test process (e.g. by malfunctions of SUPPLIERs equipment or by operators errors), SUPPLIER will assemble and test free of charge the equivalent number of CONTRACT PRODUCTS. However, SUPPLIER will not take the responsibility for replacing the lost DEVICES.

12.5                          The warranties stated in Art. 12 are exclusive and in lieu of all other warranties, whether express or implied, including, but not limited to, implied warranties of merchantability or fitness for a particular purpose.

12.6                          SUPPLIER’s liability for any further damages resulting from the non-compliance of the CONTRACT PRODUCTS and any further rights of CUSTOMER due to the non-compliance shall be limited pursuant to the stipulations of Art. 16.

Article 13 — Industrial and Intellectual Property Rights

13.1                          If a third party raises justified claims against SUPPLIER for infringement of intellectual property rights or copy rights (all together hereafter referred to as “Protective Rights”) due to CUSTOMER’s information and/or DEVICES supplied by CUSTOMER and incorporated in CONTRACT PRODUCTS processed and/or delivered by SUPPLIER, CUSTOMER shall defend and indemnify SUPPLIER against such claim.

13.2                          Notwithstanding Art. 13.1, if a third party raises justified claims against CUSTOMER for infringement of Protective Rights due to the processing of DEVICES by SUPPLIER, SUPPLIER shall indemnify and hold harmless CUSTOMER against reasonable legal costs and damages of CUSTOMER caused by Protective Right infringement due to processing of DEVICES as such up to the amount of an appropriate license fee, which the owner of the Protective Rights could claim directly from SUPPLIER for the infringing processing of DEVICES. For future deliveries SUPPLIER may,

a) if economically reasonable, at its option develop a not infringing processing of DEVICES, which substantially complies with the specifications of the infringing processing or DEVICES, modify the processing of DEVICES to become non infringing, or deliver an equivalent non infringing processed DEVICE, or

b) on the request of CUSTOMER, buy a license at CUSTOMER’s expense to continue processing of DEVICES in a non infringing way, or

c) reject further Purchase Orders to process respective DEVICES.

13.3                        Claims according to Art. 13.2 shall be deemed justified only if they are acknowledged as such by SUPPLIER or finally adjudicated as such by a court of competent jurisdiction. The limitation period for SUPPLIER’s obligations as of Art. 13.2 shall be as set forth in Art. 12.4.

13.4                          The obligations of SUPPLIER mentioned in Art. 13.2 above apply under the precondition that CUSTOMER informs SUPPLIER without delay in writing of any claims for infringement of Protective Rights, does not accept on his own any such claims and conducts any disputes, including settlements out of court, only in agreement with SUPPLIER.

13.5                          Any liability of SUPPLIER pursuant to Art. 13.2 shall be excluded, if the infringement of Protective Rights is not caused by the processing itself, for example if such infringement results from the DEVICE or the application of the CONTRACT PRODUCT, including any application-specific circuitry implemented in the CONTRACT PRODUCT.

13.6                          Any liability of SUPPLIER pursuant to Art. 13.2 shall also be excluded, if the infringement of Protective Rights results from specific instructions given by CUSTOMER or the fact that the CONTRACT PRODUCT has been changed by CUSTOMER or is being used in conjunction with products not delivered by SUPPLIER, which convert an otherwise non-infringing CONTRACT PRODUCT to an infringing CONTRACT PRODUCT.

Article 14 — Confidentiality

14.1                        The PARTIES shall use all information, which they receive in connection with this AGREEMENT and which has been marked as confidential, only for the purposes of this AGREEMENT and they shall keep this information confidential to third parties with the same degree of care as they use with respect to their own confidential information.

14.2                        Any information which the PARTY receiving such information (Receiving PARTY) can demonstrate

•                                          is known to or is in the possession of the Receiving PARTY prior to transmission by the PARTY disclosing such information (Disclosing PARTY) without obligation of confidentiality as proven by the Receiving PARTY’s written records,

•                                          or became legally available to the Receiving PARTY from a source other than the Disclosing PARTY without obligation of confidentiality,

•                                          or has been passed into the public domain other than by breach of this AGREEMENT,

•                                          or is independently developed by the Receiving PARTY as proven by the Receiving PARTY's written records,

•                                          or the disclosure of which is expressly authorized by the Disclosing PARTY shall not be subject to the above confidentiality provisions.

Article 15 — Force Majeure

15.1                        Neither PARTY shall be liable to the other for failure or delay in the performance of any of its obligations under this AGREEMENT for the time and to the extent such failure or delay is caused by Force Majeure such as, but not limited to, riots, civil commotion, wars, hostilities between nations, freight embargo, shortage of supply, governmental laws, orders or regulations, actions by the government or any agency thereof, storms, fires, sabotages, explosions or any other contingencies beyond the reasonable control of the respective PARTY. In such events, the affected PARTY shall immediately inform the other PARTY of such circumstances together with documents of proof and the performance of obligations hereunder shall be suspended during, but not longer than, the period of existence of such cause and the period reasonably required to perform the obligations in such cases. Should, however, a circumstance of Force Majeure continue for a period of more than sixty (60) days, then either PARTY has the right to forthwith terminate this AGREEMENT and Purchase Order by registered letter.

Article 16 — Liability

16.1                        SUPPLIER assumes liability for any personal injury for which he is found responsible without limitation. If found responsible for property damages of CUSTOMER, SUPPLIER shall indemnify CUSTOMER for expenses incurred for restoration of the damaged property up to a maximum amount of EURO [***] per damage event and EURO [***] per calendar year.

 16.2                       Apart from warranties and liabilities expressly stipulated in this AGREEMENT, SUPPLIER disclaims all liability regardless of the cause in law, in particular the liability for indirect or consequential damages arising from interrupted operation, loss of profits, loss of information and data, unless in any cases where liability is mandatory at law.

16.3                          The enforcement of the aforementioned rights of CUSTOMER shall be excluded if CUSTOMER does not notify SUPPLIER in writing of his claims within six months after being aware of such rights.

Article 17 — Termination and discontinuance of production

17.1                          This AGREEMENT shall be effective as of the Effective Date of the Sale and Transfer Agreement between SUPPLIER, CUSTOMER, and certain of their subsidiaries, and shall run until [***]. At the end of the term of this AGREEMENT, unless either PARTY provides six (6) months written notice prior to the expiration of the term, the term will be extended automatically by a period of twelve (12) months.

17.2                          Should the SUPPLIER plan to discontinue production of certain CONTRACT PRODUCTS covered under the AGREEMENT, the SUPPLIER will undertake to inform the CUSTOMER of this in writing with advance notice at least 12 months prior to the planned discontinuation in order to allow CUSTOMER to place orders for his remaining requirements 6 months in advance of the planned discontinuation at the latest.  SUPPLIER may not provide this notice of planned discontinuation during the term of the Interim Supply Agreement between CUSTOMER and SUPPLIER.

Article 18 — Provisions covering the time after termination

18.1                          In the event of termination of this AGREEMENT CUSTOMER shall take and SUPPLIER shall be obliged to deliver all quantities of CONTRACT PRODUCTS ordered by CUSTOMER and acknowledged by SUPPLIER prior to the effective date of termination.

18.2                        Art. 5.2, 5.4, 5.5, 5.6, 5.8, 12, 13, 14, 19.4 and 19.5 shall survive the termination of this AGREEMENT.

Article 19 — Miscellaneous

19.1                        When this AGREEMENT becomes effective, it shall constitute the entire understanding and agreement between the PARTIES and shall insofar supersede and cancel all previous agreements, negotiations and commitments, either oral or written. All changes and amendments to this AGREEMENT must be in writing to be valid. This requirement of written form can only be waived in writing.

19.2                        Should any provision of this AGREEMENT be legally ineffective or unfeasible for legal reasons, the validity of the remaining provisions of this AGREEMENT shall not be affected thereby. In such a case the PARTIES shall come to an agreement approximating as closely as possible the arrangement originally envisaged in this AGREEMENT.

19.3                        Notices and communications between SUPPLIER and CUSTOMER shall be given in writing in English language to the following addresses of the PARTIES or to such other address as the PARTY concerned may subsequently notify in writing to the other PARTY:

SUPPLIER:

Infineon Technologies AG, Wernerwerkstrasse 2, 93049 Regensburg, Germany

CUSTOMER:

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, Oregon 97124

USA

19.4                        All differences or disputes arising out of or in connection with this AGREEMENT shall be settled by an amicable effort of CUSTOMER and SUPPLIER. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of them so notifies the other in writing. If an attempt at settlement has failed, the dispute shall be referred to and finally settled under the Rules of Arbitration of the International Chamber of Commerce in Paris (“Rules”) by three arbitrators appointed in accordance with the Rules. The place of the arbitration shall be Munich, Germany. The procedural law of this place shall apply where the Rules are silent. The arbitrage award shall be substantiated in writing. The arbitrage tribunal shall also decide on the matter of costs of the arbitration. The language of the arbitration shall be English.

19.5                        This AGREEMENT shall be subject to German laws.

In Witness Whereof the PARTIES hereto have duly executed this AGREEMENT.

TriQuint Semiconductor, Inc.		Infineon Technologies AG

By:	/s/ Ronald Ruebusch	By:	/s/ Nicole Lau

Date:	July 1, 2002	Date:	July 1, 2002

TriQuint Semiconductor, Inc.	Infineon Technologies AG

By:	By:	/s/ Karl Platzoeder

Date:	Date:	July 1, 2002

[***]      CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Schedule of Schedulees

Schedule 1	Specification of DEVICES and CONTRACT PRODUCTS
Schedule 2	Example of PACKING SPECIFICATION
Schedule 3 A	Example of SUPPLIER PROCESSING SPECIFICATION
Schedule 3 B	Example of CUSTOMER Expectations
Schedule 4	REQUIREMENTS FOR QUALITY ASSURANCE
Schedule 5	SUPPLIER’s Reporting Obligations
Schedule 6 A	Prices
Schedule 6 B	Prices for Prototypes
Schedule 7	Standard and fast track cycle times
Schedule 8	Minimum Order Quantities